George R. Rhodes                               FOR IMMEDIATE RELEASE
Corporate Communications
717-849-4273



                         DENTSPLY INTERNATIONAL NAMES
                          ERIC K. BRANDT AS DIRECTOR




York, PA - November 2, 2004 - DENTSPLY International Inc. (NASDAQ-XRAY) today announced that Mr. Eric K. Brandt has been appointed to serve as a member of the Board of Directors with his initial term expiring at the 2005 Annual Meeting of Shareholders. Mr. Brandt is the Executive Vice President, Finance, Strategy and Corporate Development, Chief Financial Officer of Allergan, Inc., an Irvine, California based global specialty pharmaceutical company with 2003 revenues of approximately $1.8 billion.

Mr. Brandt joined Allergan in May 1999. In addition to his responsibilities as Principal Financial Officer, Mr. Brandt served as President of the Consumer Eye Care Business during 2001. Prior to joining Allergan, he was Vice President and Partner at Boston Consulting Group, and a senior member of the BCG Health Care practice. At BCG, Mr. Brandt was involved in high level consulting engagements with top global pharmaceutical, managed care and medical device companies, focusing on corporate finance, shareholder value and post-merger integration.

Mr. Brandt earned his Bachelor of Science degree in chemical engineering from the Massachusetts Institute of Technology and his Master of Business Administration degree from the Harvard Business School. He currently serves on the Board of Vertex Pharmaceuticals, Inc.

Mr. Gary Kunkle, DENTSPLY's Vice Chairman and Chief Executive Officer, stated, "Our Company is very pleased to have someone of Mr. Brandt's experience and talent joining our Board of Directors."


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DENTSPLY designs, develops, manufactures and markets a broad range of products for the dental market. The Company believes that it is the world's leading manufacturer and distributor of dental prosthetics, precious metal dental alloys, dental ceramics, endodontic instruments and materials, prophylaxis paste, dental sealants, ultrasonic scalers, and crown and bridge materials; the leading United States manufacturer and distributor of dental handpieces, dental x-ray film holders, film mounts and bone substitute/grafting materials; and a leading worldwide manufacturer or distributor of dental injectible anesthetics, impression materials, orthodontic appliances, dental cutting instruments and dental implants. The Company distributes its dental products in over 120 countries under some of the most well established brand names in the industry. DENTSPLY is committed to the development of innovative, high quality, cost-effective new products for the dental market.


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